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The Form of Sub-Administration Agreement between BNY Hamilton Distributors, Inc.
and The Bank of New York, originally filed as Exhibit 9e, will be effective for all Series of the Registrant, listed as follows:


                   NAME OF FUND
___________________________________________________

BNY Hamilton Money Fund
BNY Hamilton Equity Income Fund
BNY Hamilton Intermediate Government Fund
BNY Hamilton Intermediate New York Tax-Exempt Fund
BNY Hamilton Treasury Money Fund
BNY Hamilton Large Cap Growth Fund
BNY Hamilton Small Cap Growth Fund
BNY Hamilton International Equity Fund
BNY Hamilton Intermediate Tax-Exempt Fund
BNY Hamilton Intermediate Investment Grade Fund